Exhibit 99.8

The following is an excerpted transcript from VMware’s Q2 2019 earnings call:

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VMW—Q2 2020 VMware Inc Earnings and Definitive Agreements to

Acquire Carbon Black Inc along with Pivotal Software Inc Call

EVENT DATE/TIME: AUGUST 22, 2019 / 8:30PM GMT

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Client Id: 77

AUGUST 22, 2019 / 8:30PM, VMW—Q2 2020 VMware Inc Earnings and Definitive Agreements to Acquire

Carbon Black Inc along with Pivotal Software Inc Call

C O R P O R A T E P A R T I C I P A N T S

Patrick P. Gelsinger VMware, Inc.—CEO & Director

Paul Ziots VMware, Inc.—VP of IR

Zane C. Rowe VMware, Inc.—CFO & Executive VP

C O N F E R E N C E C A L L P A R T I C I P A N T S

Alexander Kurtz KeyBanc Capital Markets Inc., Research Division—Senior Research Analyst

John Stephen DiFucci Jefferies LLC, Research Division—Equity Analyst

Karl Emil Keirstead Deutsche Bank AG, Research Division—Director and Senior Equity Research Analyst

Kasthuri Gopalan Rangan BofA Merrill Lynch, Research Division—MD and Head of Software

Keith Frances Bachman BMO Capital Markets Equity Research—MD & Senior Research Analyst

Mark L. Moerdler Sanford C. Bernstein & Co., LLC., Research Division—Senior Research Analyst

Matthew George Hedberg RBC Capital Markets, LLC, Research Division—Analyst

Michael Turits Raymond James & Associates, Inc., Research Division—MD of Equity Research & Infrastructure Software Analyst

Nehal Sushil Chokshi Maxim Group LLC, Research Division—MD

Raimo Lenschow Barclays Bank PLC, Research Division—MD & Analyst

Walter H Pritchard Citigroup Inc, Research Division—MD and U.S. Software Analyst

P R E S E N T A T I O N

Operator

Good day, and welcome to the VMware Second Quarter Fiscal Year 2020 Earnings Conference Call. Today’s conference is being recorded. At this time, I would like to turn the conference over to Mr. Paul Ziots, Vice President of Investor Relations. Please go ahead, sir.

Paul Ziots—VMware, Inc.—VP of IR

Thank you. Good afternoon, everyone, and welcome to VMware’s Second Quarter Fiscal 2020 Earnings Conference Call. On the call, we have Pat

Gelsinger, Chief Executive Officer; and Zane Rowe, Executive Vice President and Chief Financial Officer. Following their prepared remarks, we will take questions.

Our press release was issued after close of market and is posted on our website where this call is being simultaneously webcast. Slides which accompany this webcast as well as a separate slide deck providing information on our proposed acquisitions of Pivotal Software and Carbon Black can be viewed in conjunction with live remarks and downloaded at the conclusion of the webcast from ir.vmware.com.

On this call today, we will make forward-looking statements that are subject to risks and uncertainties. These forward-looking statements include statements regarding VMware’s proposed acquisitions of Carbon Black and Pivotal. Actual results may differ materially as a result of various risk factors, including risks related to our ability to consummate the acquisitions as planned as well as additional risks described in the 10-Ks, 10-Qs and 8-Ks VMware files with the SEC. We assume no obligation to and do not currently intend to update any such forward-looking statements.

***

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AUGUST 22, 2019 / 8:30PM, VMW—Q2 2020 VMware Inc Earnings and Definitive Agreements to Acquire

Carbon Black Inc along with Pivotal Software Inc Call

A webcast replay of this call will be available for the next 60 days on our company website under the Investor Relations link. Our third quarter fiscal

2020 quiet period begins at the close of business Thursday, October 17, 2019.

With that, I’ll turn it over to Pat.

Patrick P. Gelsinger—VMware, Inc.—CEO & Director

Thanks, Paul. As digital transformation accelerates in enterprises, we see 3 secular trends becoming stronger. First, multi-cloud is the new model for enterprise IT. Second, digital transformation is driving accelerated pace of cloud-native app development. Last but not least, as businesses move applications to the cloud and access it over distributed networks and from a diversity of endpoints, security has become a significant challenge and priority.

To address these trends, we are thrilled to announce our intent to acquire Pivotal and Carbon Black. It’s an exciting day for VMware as these acquisitions address critical priorities of CIOs and will meaningfully expand our ability to power our customers’ digital transformation.

Next week at VMworld, we will be announcing major expansions of our Kubernetes and modern apps portfolio and how Pivotal completes that strategy. Together with Heptio and Pivotal, VMware will offer comprehensive Kubernetes-based portfolio to build, run and manage modern applications on any cloud.

Specifically, Pivotal has over 350 customers and is used by many of the largest companies and governments worldwide, including 1/3 of the Fortune

100 today. Their customers have seen a significant acceleration in the delivery of modern applications. Many of our largest customers run Pivotal

Software at scale on VMware and have seen a significant acceleration in their delivery of modern applications. Having jointly delivered multiple versions of PKS to our customers, their message is clear: they want to see the 2 companies come closer together as a single entity. By doing this,

we can accelerate the benefits to existing Pivotal customers. And with VMware’s installed base, reach and credibility, we believe we can massively accelerate customer adoption.

Pivotal is a platform leader, offering a set of developer technologies and strategic services that is transforming how the world develops software.

Pivotal’s developer community has an estimated 3-plus million developers. Spring Boot is now downloaded over 75 million times per month and is the most popular Java developer framework today. Pivotal Labs and Pivotal’s platform led the market to containerized application and has enabled developers to quickly and securely get code from development to production. Today, over 750,000 application instances run on Pivotal’s platform across all customers.

Kubernetes is driving the biggest shift in enterprise architecture since Java, virtualization and cloud. And Pivotal has begun a major shift to

Kubernetes. Developers are adopting Kubernetes because they want to shift software faster and more frequently with the goal of better customer experiences and ultimately drive business growth. IDC estimates that over 500 million new apps will be built in the next 5 years using cloud-native methods and tools. The winners in multi-cloud Kubernetes will, therefore, be those that excel at meeting the needs of developers as well as meeting the needs of enterprise IT. Pivotal is bringing their expertise and outstanding developer experiences to the Kubernetes platform.

VMware has increased its Kubernetes-related investments over the past year with the acquisition of Heptio to become a top 3 contributor to

Kubernetes. And at VMworld next week, we will describe a major R&D effort to evolve VMware vSphere into a native Kubernetes platform for VMs and containers. With VMware’s enterprise installed base, reach and credibility, we believe we can massively extend the customer potential.

The opportunity is clear and significant. The transition to Kubernetes is underway, and the time to move decisively is now. With the acquisition of

Pivotal, VMware will go from the best infrastructure software company to the best infrastructure and developer software company. We can now

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AUGUST 22, 2019 / 8:30PM, VMW—Q2 2020 VMware Inc Earnings and Definitive Agreements to Acquire

Carbon Black Inc along with Pivotal Software Inc Call

serve our customers from hypervisor to developer tooling as they embark on the journey to cloud and undertake the biggest modernization in history. We are proud to bring this company into VMware.

Now let’s talk about Carbon Black. As enterprises increasingly become digital, cybersecurity and protection of enterprise apps, data, network, end points and identity is a primary concern across the C-suite and Boards. Yet, as I have said before, the current cybersecurity industry is simply broken and ineffective with a plethora of fragmented tools, bloatware agents and no cohesive platform architecture. But today, we are taking a huge step forward in security by bringing Carbon Black into the VMware family to deliver an enterprise-grade platform to protect workloads, applications and networks from device to cloud.

Carbon Black has created an innovative, cloud-native security platform, leveraging an AI-powered data lake, which today sees and stops approximately

1 million cyber attacks per day. Carbon Black’s smart, lightweight agent provides comprehensive protection of end points and defense against a variety of threats and breaches. Carbon Black is rated leader by industry analysts with more than 5,600 customers. Carbon Black’s assets are complementary and synergistic to existing VMware security products: AppDefense, Workspace ONE, NSX and Secure State.

Building on our existing partnership, the combination of these assets will create a highly differentiated, intrinsic security cloud platform with extraordinary telemetry and network effects. We intend to create deep integrations, agent-less on the server workload side while also collapsing end point management and end point security into an industry-first unified workspace solution. We also plan for integrations with NSX and Secure

State, leveraging our unrivaled position in workloads through our unique position in the network and through our extensive end point footprint,

we can uniquely and radically reduce the attack surface, thereby intrinsically preventing many sophisticated attacks and automating threat response.

The distribution and enterprise reach of VMware, Dell and Secureworks will further accelerate the adoption of Carbon Black in the enterprise, both through direct selling and through our vast partner networks. With this acquisition, VMware will be able to take a significant leadership position in security for the new age of multi-cloud, modern apps and modern devices.

***

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AUGUST 22, 2019 / 8:30PM, VMW—Q2 2020 VMware Inc Earnings and Definitive Agreements to Acquire

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And with that, I’d like to hand it over to Zane.

Zane C. Rowe—VMware, Inc.—CFO & Executive VP

Thank you, Pat. I’ll begin discussing our Q2 results and then follow up with more detail on the financial impact acquiring Pivotal and Carbon Black will have on our business.

***

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AUGUST 22, 2019 / 8:30PM, VMW—Q2 2020 VMware Inc Earnings and Definitive Agreements to Acquire

Carbon Black Inc along with Pivotal Software Inc Call Turning to Pivotal and Carbon Black. We believe these acquisitions will help us accelerate delivery on our portfolio strategy in the areas of building and protecting any app on any cloud and any device. These acquisitions will also accelerate the growth of our subscription and SaaS revenue. Adding both to our portfolio will be of mutual benefit. In particular, we will deepen Pivotal’s and Carbon Black’s penetration with enterprise customers by leveraging the VMware and Dell Technologies’ go-to-market capabilities and breadth of technology solutions.

We expect Pivotal and Carbon Black together will add more than 2 points of revenue growth and over $1 billion in mostly hybrid cloud subscription and SaaS revenue to VMware’s total revenue in year 1 and meaningfully increase our total revenue and hybrid cloud subscription and SaaS to over

$3 billion in year 2. We expect the combination of Pivotal and Carbon Black together to be operating income positive in year 1 and both cash flow positive and EPS accretive in year 2. The integration of these 2 businesses into the VMware franchise will both enable accelerated top line growth as well as allow these businesses to grow globally and operate at scale.

With regards to Pivotal, VMware has agreed to acquire Pivotal at a blended price per share of $11.71 comprised of $15 per share in cash to public stockholders and VMware’s Class B common shares in exchange for Pivotal Class B common shares held by Dell Technologies at an exchange ratio of 0.055 VMware shares for each Pivotal share. The transaction has an enterprise value of $2.7 billion. Dell Technologies will receive approximately

7.2 million shares of VMware Class B common stock. In aggregate, this results in an expected net cash payout for VMware of $0.8 billion. The impact of the equity issued to Dell Technologies would increase its ownership stake in VMware by approximately 0.34 percentage points to total of 81.09%

based on the shares currently outstanding. VMware currently holds 15% of outstanding shares of Pivotal. Once closed, we will update VMware’s historical financial statements to reflect the historical performance of Pivotal.

With regard to Carbon Black, VMware has agreed to offer $26 per share in cash to Carbon Black’s stockholders, which equates to an enterprise value of $2.1 billion. This results in an expected net cash payout for VMware of $1.9 billion. In total, we expect net cash outlay of $2.8 billion for both acquisitions, and we’re comfortable with the total funding requirements to close. We have the flexibility to fund the acquisitions through cash on our balance sheet and access to short-term borrowing capacity. We anticipate both acquisitions will close in the second half of FY ‘20.

***

The combination of Pivotal and Carbon Black will contribute to our operating income in year 1 and be accretive to EPS and free cash flow in year

2, helping drive value for VMware while addressing 2 of our customers’ most strategic priorities.

I’ll turn it back to Pat before we begin with the Q&A.

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AUGUST 22, 2019 / 8:30PM, VMW—Q2 2020 VMware Inc Earnings and Definitive Agreements to Acquire

Carbon Black Inc along with Pivotal Software Inc Call

Patrick P. Gelsinger—VMware, Inc.—CEO & Director

Thanks, Zane. The acquisitions announced today will advance our goal of offering more comprehensive and trusted cloud-agnostic solutions.

Pivotal strengthens our ability to help our customers build modern apps with velocity and efficiency, and Carbon Black strengthens our ability to protect enterprise applications and workloads with an intrinsic security platform. With both companies, we will be the only vendor able to deliver software solutions that enables customers to build, run, manage, connect and protect any app on any cloud and any device. We look forward to welcoming our customers, partners and industry peers to VMworld next week where we will showcase our strategy and unveil new offerings and updates across the portfolio and the ecosystem. Thank you.

Over to Paul to manage the Q&A.

Paul Ziots—VMware, Inc.—VP of IR

Thanks, Pat. (Operator Instructions) Operator, let’s get started.

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions) We’ll take our first question from Raimo Lenschow from Barclays.

Raimo Lenschow—Barclays Bank PLC, Research Division—MD & Analyst

Interesting times at VMware. Can I ask on Carbon Black, please? How do I have to think about the deal? Is there kind of — is this kind of like an EUC extension to have like a more broader portfolio? Or is this VMware moving more into that security space, and hence, kind of, over time, we think about the buildup of the security portfolio even further? Can you help me understand that, please?

Patrick P. Gelsinger—VMware, Inc.—CEO & Director

Yes. Thanks, Raimo, and I’ll start on this one. And you really want to think about it as the latter. This is VMware building a security cloud platform,

and we expect that there’s integrations across our portfolio that will be benefited by the Carbon Black technology. And first, we’re excited about

Carbon Black. We see that the technology that they’ve built, the position that they have as a player in the security industry is a strong one. But in

addition to that, we see that the opportunities for integrations on NSX; on AppDefense, an area that we were already working with Carbon Black to enhance our AppDefense technology and core vSphere; and of course, in the light-powered agent becoming an integrated solution with the

Workspace ONE offering. Together, VMware and Carbon Black, we think, will uniquely provide customers advanced threat detection, in-depth app behaviors insights to prevent sophisticated attacks and accelerate responses across that platform.

And as I said, in my prepared remarks, Raimo, we really think the security industry is broken, right? This idea of individual products that are bolted on and patched on is just ineffective for customers. And today, we’re launching a major step to deliver an end-to-end intrinsic security platform,

and we see the Carbon Black assets as a huge accelerant and complement to our offerings to do exactly that.

***

Operator

We’ll take our next question from Kash Rangan from the Bank of America Merrill Lynch.

Kasthuri Gopalan Rangan—BofA Merrill Lynch, Research Division—MD and Head of Software

I’ll stick to one question with multiple parts, Paul. The question is with regards to Pivotal, what are the things that the VMware management —

congrats on the Carbon Black acquisition, by the way. With Pivotal, what are the things that VMware can do to Pivotal either structurally from a technology perspective to position it better given all the disruptive trends that are happening in that space, coupled with what could you do from a distribution standpoint? Because VMware typically has been just infrastructure, you getting into apps developed, which is a completely new buyer — new segment of the market. So how are you thinking about this transition? What are the things that you’re going to be doing differently?

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AUGUST 22, 2019 / 8:30PM, VMW—Q2 2020 VMware Inc Earnings and Definitive Agreements to Acquire

Carbon Black Inc along with Pivotal Software Inc Call

Patrick P. Gelsinger—VMware, Inc.—CEO & Director

Yes. Thanks, Kash. And overall, we believe that the developer space is going through a massive transition, and we view Kubernetes as this important strategic shift, as I said, in my formal remarks, significant as virtualization, cloud, and Java. And with that, what we see is the opportunity to be this full-stack provider, and we believe we need to own and control an end-to-end Kubernetes platform that allows us to build, manage and run

Kubernetes environment and maybe somewhat analogous to compute. We have a full stack with VMware vSphere and vCenter or networking with

NSX, a full stack of capabilities. And we believe this ability to own that full stack is something that gives us great market opportunity. Also, we’ve clearly heard from customers who are demanding this move. Pivotal, the 350 customers, their penetration in the Fortune 100 today, combined with the learnings that we’ve done with them and the 250-plus PKS customers, they’re asking us to make this move to bring this together.

And we also see, as you suggest in your question, that the go-to-market synergies will allow us to go faster. And while we’ve sort of taken the Heptio technologies and we’ll be describing acceleration of how we embed this in the core VMware platform at VMworld next week, we believe we have the opportunity to bring these next-generation developer platform and infrastructure services all based around Kubernetes to a much, much larger market that was ever possible before. And that’s where VMware’s enterprise credibility and reach will come to a great benefit, and we believe this will be a great acquisition for us and for our customers and for our shareholders.

Operator

We’ll take our next question from Mr. John DiFucci from Jefferies.

John Stephen DiFucci—Jefferies LLC, Research Division—Equity Analyst

My question is for Pat. Pat I sort of — I get the Pivotal acquisition, but I’m having a hard time with the Carbon Black acquisition. I mean you said the security industry is broken. And I get that Carbon Black’s part of that next-gen player in corporate end point. But it really — it’s — I don’t think it’s considered the cream of the crop out there, and that’s kind of what you’ve done in the past when you do things like this, like I think of Nicira, which became important to security. It wasn’t at first, but it became that. And that was transformative. This is something — I’m just struggling with it

because this is a really competitive market, and there’s some players out there like CrowdStrike and others. And that one is — Carbon Black has struggled at times. And I’m just wondering what all this means buying this asset now.

Patrick P. Gelsinger—VMware, Inc.—CEO & Director

Yes. We believe that the opportunity is a market in disruption. The security market is going through a massive transformation. Legacy players are being disruptive. There is a major shift in the characteristics of the market.

We also did a very in-depth analysis and diligence process with regard to the underlying technology of Carbon Black, and we came away very satisfied as they are making their move to a cloud-delivered service and capability. They’re growing nicely in their cloud offerings.

We also saw the synergy benefits. And I’ll remind you that we’re working with Carbon Black for the last 2 years around AppDefense. So we’ve really been derisking this acquisition for the last 2 years as we’ve been getting to know them and start building shared go-to-market with them.

And I’ll also remind you, John, that when we acquired AirWatch, they were not #1. They became #1 in the hands of VMware as we improved their execution, their scale and distribution as a result. And that was clearly a case where it was who will emerge as the winner. And today, it’s very clear that we emerge as the winner in taking that asset forward. And we firmly believe that we can do that again with Carbon Black.

I’d also emphasize that we’re — as I said in my earlier remarks, John, we’re integrating it into NSX, into vSphere, into Workspace ONE. We have strong points of synergy. Collectively, we believe we’ll have more telemetry, more visibility, more data across that spectrum than any other vendor in the industry.

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Client Id: 77 AUGUST 22, 2019 / 8:30PM, VMW—Q2 2020 VMware Inc Earnings and Definitive Agreements to Acquire Carbon Black Inc along with Pivotal Software Inc Call And finally, as we look at the enterprise distribution capacity of VMware as significant, as an accelerant, but also with Dell. And this is an area where Dell and their end point offerings is very substantial. And as we’ve done in our partnership with Dell in other regards we believe that we have reach into market that no other vendor has. We believe that, fundamentally, customers want a different answer in the space. The market is not being effective today. We need a platform approach. Customers have been buying and spending way too much on security, getting way too little security as a result. And this is an opportunity to change that market entirely. And we’re thrilled to have the asset to make a bold move in the space. Zane C. Rowe—VMware, Inc.—CFO & Executive VP John, I would just point out, as you would expect, we’ve done a fairly thorough review on the financials. And we believe strongly that adding both Carbon Black and Pivotal to the portfolio not only helps the portfolio, but also helps the individual companies. And we think it will be well integrated, and these are 2, obviously, strategic areas that we think will drive significant incremental growth and value to the enterprise, so we feel comfortable with it. *** 10 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2019 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Client Id: 77 AUGUST 22, 2019 / 8:30PM, VMW—Q2 2020 VMware Inc Earnings and Definitive Agreements to Acquire Carbon Black Inc along with Pivotal Software Inc Call Operator We’ll take our next question from Mr. Michael Turits from Raymond James.

Michael Turits—Raymond James & Associates, Inc., Research Division—MD of Equity Research & Infrastructure Software Analyst

Congrats on the deals. Pat, can I continue along the security line and ask you somewhat about your strategy again? You said security is broken. So is your — you bought an end point company here, next gen but in a clearly defined category. Is your thought that you buy in each of these major traditional categories? Or are you thinking about redefining security in some way? And what kind of an M&A acquisition strategy does that require?

Patrick P. Gelsinger—VMware, Inc.—CEO & Director

Yes. Let me — let’s make sure we define end point in a broader sense because we are already integrating the Carbon Black technology into vSphere,

right? This is a capability we announced as part of AppDefense. So we have already taken that core technology, and we’re applying it to analyze application workloads in the server side, a unique position for VMware.

Clearly, on the Workspace ONE side, we have this ability to bring together, and we describe this unified agent, where customers, today, they have bloatware that sets — they have this breadth of fat — different products that sit on the client and their anxious to fix that. It’s slowing down and needs to be patched and upgraded. We’re going to resolve that by making it all part of the Workspace ONE agent.

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AUGUST 22, 2019 / 8:30PM, VMW—Q2 2020 VMware Inc Earnings and Definitive Agreements to Acquire

Carbon Black Inc along with Pivotal Software Inc Call

We’ve also been organically building the NSX security capabilities with our micro-segmentation for several years. And we’re going to be — embedded

Carbon Black technology into that. So we see we have it on the workload. We have it on the client. We have it in the network. But all of these produce telemetry, right? We’re going to have more access, more data that allows us to combined with the security cloud that Carbon Black is already operating now with a torrent of higher data that allows them to analyze at scale as nobody else in the industry. And this end-to-end characteristic, we think, is something uniquely of combining Carbon Black’s technology with VMware’s footprint and some of our early technology to give us this end-to-end opportunity. And thus, we really see this complementariness of their technology positioned in the industry. But as I already commented, the distribution capacity that this brings us is unrivaled. And combining that with Dell’s reach, we really see this as a very unique opportunity. And there really is nothing like it in the industry of what we think is possible by bringing these 2 entities together. And we’re out to change security for the industry. It is broken. We’re out to fix it in a fundamental way.

Operator

We’ll next take Mr. Mark Moerdler from Bernstein Research.

Mark L. Moerdler—Sanford C. Bernstein & Co., LLC., Research Division—Senior Research Analyst

VMware already had a tight relationship with Pivotal given the prior ownership structure of Pivotal. Could you not have accomplished the same results via technology partnerships in resales? What’s the secret sauce here? Is there more of a better go-to-market? Is it cleaning up structures? Is this some key technology that you can leverage, you can gain full access to? Can you give me a help a little more on understanding what the key drivers of that is going to be?

Patrick P. Gelsinger—VMware, Inc.—CEO & Director

Yes. There’s a couple of aspects to that, that I’d like to just reemphasize a bit. One is this analogy that says this is a complete stack, and there’s going to be a build, run, manage, stack associated with Kubernetes. And VMware with what we have in the one area — we’re already uniquely positioned with what we acquired in Heptio. We are well positioned in the managed, but we really did not have build assets. And that’s where Pivotal and their capabilities was uniquely positioned in the industry to finish that stack. So we can now go to customers and say we can help you build it.

We’ve done all the integration, validation, testing and scale to be able to run it. And we’re able to manage across multiple clouds. So this build, run,

manage is the core of our strategic thesis.

We’ve been derisking that with our PKS relationship that we’ve been working with Pivotal over the last couple of years. Heptio has given us deep insights into the evolution and the influence of how that community will evolve. So we’re now in a position that we feel very confident making

this next step of bringing all of these assets together.

We also clearly heard from customers, “We want one place to come together for this technology pool.” And we believe that VMware can respond to that by owning and controlling a complete Kubernetes platform. We also believe that customers are looking for — in this very significant and massive transition, they want somebody who has enterprise credibility, enterprise scale, enterprise reach, and that’s something VMware can really accelerate dramatically for Pivotal. And while we can help when they’re in the family, as we’ve been doing, now we are responsible. And we’re going to bring this together in a very aggressive way to bring that reach, scale and credibility.

And we believe it’s timely. We understand it well with Heptio. We’ve heard from customers clearly. And Pivotal is making their transition to Kubernetes already, and they’re now well underway on that transition. And now we believe is the time to bring this together, accelerate the growth, leverage the VMware position. And you’re going to hear more from us at VMworld next week where we’ll be making several very specific announcements about our vSphere extensions for Kubernetes, the first offerings from our Heptio acquisition. The story that you’ll hear next week will be a complete,

robust and exciting one for the industry.

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AUGUST 22, 2019 / 8:30PM, VMW—Q2 2020 VMware Inc Earnings and Definitive Agreements to Acquire

Carbon Black Inc along with Pivotal Software Inc Call

Operator

We’re taking our next question from Mr. Keith Bachman from the Bank of Montreal.

Keith Frances Bachman—BMO Capital Markets Equity Research—MD & Senior Research Analyst

I wanted to come back to the M&A for a second. Pat, you had mentioned that the security market is broken, and Carbon Black, I think, is a very small part. But just to finish the thought, is this the start of your venture into security? In other words, over the next 5 years, would you intend to be a larger participant in the security market? Because, candidly, Carbon Black is a very small piece of it.

***

Patrick P. Gelsinger—VMware, Inc.—CEO & Director

Let me — let’s try to draw the curtain back a little bit more broadly on the security market as a whole. And VMware with our NSX offering, we would claim that we are already an active participant in the security market at scale. And we’ve indicated that maybe 1/3 or 40% of NSX’s revenue is associated with security use cases, so this is already very substantive. We’ve already launched our AppDefense and the integration of that into

vSphere. So we’re now — some of our vSphere revenue is associated with security. Workspace ONE is sold, in many cases, based on the security benefits. So we believe that a narrow definition of the security market around specific and bespoke products actually misunderstands the buying behaviors associated with it and how people are spending budget to accomplish security.

We also believe that there needs to be a dramatic shift that today Gartner would estimate that 80% of security spend is on detect, respond, and that protect investments are 4 to 5x more effective than detect, respond investments. This is about flipping that over and moving the investment profile into a much more efficient model of preventing the accident from ever occurring.

At my RSA keynote this year, I described the security industry like bad attorneys, right? They chase around, find the accident and get more security spend justified after the accident. What a terrible business model. Prevent the accident from occurring. So this, to us, is a very fundamental disruptive change that’s underway. We do believe that we’re going to build a security business unit, and that’s exactly what we’re announcing. And Carbon

Black and the team and people will be central to that. We’ll also combine it with a number of resources from the VMware teams that we already have underway. This will become a much larger revenue area for us in the future. But our objectives are not to build a new business, it’s to change the industry because the industry we know today is not working. And as more and more humanity puts their lives, their financials, their health on the tech platform, they’re expecting a much higher return and a much better protection of their data and lives than the tech industry is giving. So to us, there’s a much bigger cause than just building a business unit or starting a new revenue line. We’re out to change the security industry.

***

Paul Ziots—VMware, Inc.—VP of IR

Thank you. Before we wrap up, Pat will have a final statement to make.

Patrick P. Gelsinger—VMware, Inc.—CEO & Director

Yes. Thank you, Paul. And as we said, Q2 was another strong quarter for VMware. I’m very proud of our team for these results. And with a meaningful expansion of the VMware portfolio with the acquisitions of Pivotal and Carbon Black, I’m even more excited than ever as we look into the future.

And we look forward to sharing exciting new announcements and technology innovations that we’re going to be unveiling as part of VMworld next week. And I hope to see you all there. Thank you very much.

Operator

This concludes today’s call. Thank you for your participation. You may now disconnect.

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Forward-Looking Statements

This blog post contains forward-looking statements including, among other things, statements regarding the proposed acquisition of Carbon Black by VMware, the strategic advantages of combined offerings associated with the acquisition and potential benefits to VMware and its customers and partners. These forward-looking statements are subject to applicable safe harbor provisions under federal securities laws, such as the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (1) the satisfaction or waiver of the conditions to closing the proposed acquisition (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all; (2) uncertainties as to how many of Carbon Black’s stockholders will tender their shares in the tender offer; (3) the possibility that the acquisition does not close; (4) the possibility that competing offers may be made; (5) risks related to obtaining the requisite consents to the acquisition, including, without limitation, the timing (including possible delays) and receipt of regulatory approvals from various governmental entities (including any conditions, limitations or restrictions placed on these approvals and the risk that one or more governmental entities may deny approval); (6) the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period; (7) the risk that the business will not be integrated successfully; (8) the risk of litigation and regulatory actions related to the proposed acquisitions; (9) other business effects, including the effects of industry, market, economic, political or regulatory conditions; and (10) other unexpected costs or delays in connection with the acquisition. These forward-looking statements are made as of the date of this press release, are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including VMware’s most recent reports on Form 10-K and Form 10-Q and current reports on Form 8-K that we may file from time to time, which could cause actual results to vary from expectations. VMware assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Additional Information about the Carbon Black Tender Offer and Where to Find It

The tender offer referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell Carbon Black securities, nor is it a substitute for the tender offer materials that VMware and its acquisition subsidiary will file with the SEC. The solicitation and offer to buy Carbon Black stock will only be made pursuant to an Offer to Purchase and related tender offer materials. At the time the tender offer is commenced, VMware and its acquisition subsidiary will file a tender offer statement on Schedule TO and thereafter Carbon Black will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. CARBON BLACK STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF CARBON BLACK SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of Carbon Black stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting VMware or Carbon Black. Copies of the documents filed with the SEC by Carbon Black will be available free of charge on Carbon Black internet website at investors.carbonblack.com/financial-information/sec-filings or by contacting Carbon Black’s Investor Relations Department at (617) 393-7400. Copies of the documents filed with the SEC by VMware will be available free of charge on VMware’s internet website at ir.vmware.com contacting VMware’s Investor Relations Department via email at IR@vmware.com.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, VMware and Carbon Black each file annual, quarterly and current reports and other information with the SEC. VMware’s and Carbon Black’s filings with the SEC are available to the public on the SEC’s website at www.sec.gov.